EXHIBIT 99.1

Sun American Bancorp Authorizes a New Common Stock Repurchase Program to Repurchase up to One Million Shares

BOCA RATON, Fla., January 7, 2008 (PRIME NEWSWIRE) – The Board of Directors of Sun American Bancorp (“Sun American'') (NasdaqGM: SAMB), the bank holding company for Sun American Bank, has authorized a new common stock repurchase program permitting the Company to repurchase up to one million of its shares of common stock over the next twelve months. The shares will be purchased form time to time in open market transactions or in privately negotiated transactions at the Company’s discretion.

Michael E. Golden, President and Chief Executive Officer, said, “We continuously seek ways to enhance shareholder value. Given the current valuation of our common stock, which is trading below its tangible book value, we believe that the repurchase of our common stock represents a prudent and opportunistic use of our capital. We believe we have maintained a strong equity base to support this initiative”.

The repurchase of one million common shares, if completed in its entirety, would result in decrease in the total amount of the Company’s issued and outstanding common stock of approximately nine percent.

In conjunction with the approval of this common stock repurchase program, the Company’s previous buy back program was cancelled. The previous program permitted the Company to reacquire up to 400,000 shares of its common stock and 302,510 shares of common stock were reacquired under the previous program.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American's expectations. Factors that could contribute to such differences include those identified in Sun American's Form 10-K for the year-ended December 31, 2006, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

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CONTACT:

Sun American Bancorp

Michael E. Golden, President, Chairman and CEO

Robert Nichols, CFO

(561) 544-1908